EXHIBIT 99.1

MFRI ANNOUNCES ACTIONS TO ADVANCE STRATEGIC POSITIONING THROUGH FOCUS ON PIPING BUSINESSES

•	Exiting Filtration segment through sales of domestic and international businesses

•	Actions position MFRI to focus on a wider variety of specialty piping markets

•	Sale proceeds from closed and expected transactions to total approximately $30 million plus assumption of certain liabilities by buyers

•	In 4Q FY 2015/16 expects to take approximate restructuring charges of $650,000 and realize future year-over-year savings of approximately $1.4 million

•	Transactions are expected to be accretive to earnings in 4Q FY 2015/16 by between $0.10 and $0.15 per share

NILES, IL, February 1, 2016 -- MFRI, Inc. (NASDAQ: MFRI) today announced a series of actions designed to refocus its business portfolio and cost structure to enhance the Company’s overall performance. These actions include the sale of MFRI’s domestic and international filtration businesses, including TDC Filter Manufacturing, Inc., Nordic Air Filtration, A/S and related assets, and the planned sale of our domestic fabric filter business in Winchester, Virginia. The sales follow a competitive bidding process that MFRI initiated as part of its program to optimize its strategic focus and portfolio.

MFRI CEO Bradley Mautner commented, "The actions we are taking to sell our filtration business and focus all of our resources on the Perma-Pipe brand and its many future opportunities are the result of careful consideration of various strategic alternatives.

"Over the last 50 years, Perma-Pipe has established itself as one of the world’s most respected and capable manufacturers of factory insulated piping systems, fabrication and specialty coatings. Using our extensive engineering and fabrication expertise, the group has developed industry-leading products for many applications such as district heating and cooling, oil and gas gathering, as well as environmental and other leak detection and location systems. From a single factory in Tennessee, Perma-Pipe has expanded to six manufacturing plants in the U.S., Canada, India, Saudi Arabia and the U.A.E. Although the recent decline in oil prices has created some challenges in several of these markets, we believe investing in the specialty piping space and diversifying that portfolio is the best long-term strategy for our Company.

"In addition to paying down debt, the sale of our filtration business will give us additional resources and flexibility to fund investments in new growth opportunities such as our recently announced agreement to acquire 100% ownership of Bayou Perma-Pipe Canada (BPPC), which we believe creates a strong platform to diversify and expand Perma-Pipe’s insulation business into new markets and geographies."
In connection with its strategic repositioning, the Company:

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On January 29, 2016, sold certain assets and liabilities of its TDC Filter business based in Bolingbrook, Illinois for approximately $11 million, subject to certain post-closing adjustments, to the Industrial Air division of CLARCOR, a NYSE-listed company based in Franklin, Tenn. CLARCOR is a leading diversified marketer and manufacturer of mobile, industrial and environmental filtration products. After a short transition period, MFRI plans to sell the 100,000 square foot TDC manufacturing and office facility in Bolingbrook, IL.

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On January 29, 2016, sold its Nordic Air Filtration, Denmark and Nordic Air Filtration, Middle East businesses, for approximately $11 million, on a debt/cash free basis, subject to certain post-closing adjustments, to Hengst Holding GmbH. Hengst is a leading specialist in filtration and filtration management and an international development partner and OEM supplier for all major automobile manufacturers. Hengst has approximately 3,000 employees at 11 locations worldwide, among others in Germany, Brazil, the USA and China.

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Signed a letter of intent to sell its domestic fabric filter business, based in Winchester, VA. The transaction, with a well-established private company with more than 60 manufacturing companies worldwide, is subject to the completion of usual and customary due diligence and, if completed, is expected to close at the end of February 2016.

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Is reorganizing the Company’s corporate staff and expenses to reflect its new strategic focus and structure. The restructuring will result in a one-time charge of $650,000 in the fourth quarter of fiscal 2015/16 and is expected to yield annualized savings of approximately $1.4 million.

Mr. Mautner concluded, "While we believe our decision to exit the filtration businesses is in the best interest of all stakeholders, it is done with mixed feelings. We began investing in the filter element business in 1982 with the purchase of a small fabric filter manufacturing business in Winchester, Virginia. Over more than 30 years, we grew the business significantly in size, product scope and geography. This growth was made possible through the efforts of many talented people, who helped build a group of companies regarded as among the best in the industry. Their work has been important to all of us and we thank them for all they have done for MFRI and many thousands of customers.

"Managing multiple transactions to realize the best value for our shareholders is a complex task and, unfortunately, the actions announced today will result in the closing of one of our facilities. However, given the strength of the companies purchasing these businesses and their extensive manufacturing operations, I would expect them to continue to enhance, invest in and grow the organizations and brands that have been so thoughtfully developed during the last three decades."

MFRI, Inc.
MFRI, Inc. is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, MFRI has operations at eight locations in five countries.

Forward-Looking Statements
Statements and other information contained in this announcement that can be identified by the use of forward-looking terminology constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company, the expected sale of our domestic fabric filter business and the expected sale of TDC’s facility in Bolingbrook, ILL. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the project nature of the business, the increasing international nature of the business, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.